Exhibit 3.54

[STAMP]

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF AVTECH CORPORATION

Pursuant to the provisions of RCW 23B.10, the undersigned officer of Avtech Corporation, a Washington corporation, executes the following Articles of Amendment to the Articles of Incorporation of this corporation:

1.         The name of the corporation is Avtech Corporation.

2.         The Articles of Incorporation of the corporation are amended by replacing the first paragraph of Article VII in its entirety with the following:

“The number of directors of the corporation shall be as specified in the corporation’s Bylaws, as amended from time to time.”

3.         The remaining portion of Article VII and all other sections of the Articles of Incorporation, as amended, shall remain in full force, effect and without change.

5.         The date of the adoption of the above amendment is May 16, 2003.

6.         The amendment was adopted by the Board of Directors of the corporation with shareholder approval in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

DATED: May 16, 2003.

/s/ Richard J. Kaplan
Richard J. Kaplan,	CFO & Secretary